Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Plan Administrator
ProLogis 401(k) Savings Plan:
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31421) of ProLogis of our report dated June 18, 2009 with respect to the statements of net assets available for plan benefits of the ProLogis 401(k) Savings Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 11-K of the ProLogis 401(k) Savings Plan.
KPMG LLP
Denver, Colorado
June 18, 2009